Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOMTAR CORPORATION

The corporation was incorporated under the name Weyerhaeuser TIA, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on August 16, 2006. The corporation subsequently filed a Restated Certificate of Incorporation, which became effective on March 5, 2007, with the Secretary of State of Delaware.

This Amended and Restated Certificate of Incorporation of the corporation, which both restates and amends the provisions of the corporation’s Restated Certificate of Incorporation, has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the corporation, duly adopted by the requisite votes of the stockholders of the corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242, and 245 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

GENERAL

SECTION 1.01.    Name.    The name of the corporation (hereinafter called the “Corporation”) is Domtar Corporation.

SECTION 1.02.    Registered Agent.    The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, County of Kent, Dover, Delaware 19904 and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

SECTION 1.03.    Purpose.    The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE II

CAPITAL STOCK

SECTION 2.01.    Authorized Capital Stock.    The aggregate number of shares which the Corporation shall have authority to issue is 2,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), one share of special voting stock, par value $0.01 per share (the “Special Voting Stock”) as provided in Section 2.03, and 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Special Voting Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 2.02.    Preferred Stock.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 2.03.    Special Voting Stock.    The number of shares and the powers, privileges and rights, and the qualifications, limitations and restrictions of the Special Voting Stock shall be as follows:

(a)    Number of Shares.    There shall be one share of Special Voting Stock.

(b)    Dividends or Distributions.    Neither the holder nor, if different, the owner of the share of Special Voting Stock shall be entitled to receive dividends or distributions from the Corporation in its capacity as holder or owner thereof.

(c)    Voting Rights.    The holder of the share of Special Voting Stock shall have the following voting rights:

(i) The holder of the share of Special Voting Stock shall be entitled to vote on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, and the holder of the share of Special Voting Stock shall be entitled to cast on each such matter a number of votes equal to the number of shares of Common Stock into which the exchangeable shares of Domtar (Canada) Paper Inc. (the “Exchangeable Shares”) outstanding on the record date for holders of Common Stock entitled to vote on any such matter are then exchangeable (A) that are not owned by the Corporation or its affiliates and (B) as to which the holder of the share of Special Voting Stock has timely received, as determined pursuant to the Voting and Exchange Trust Agreement to be entered into among Domtar (Canada) Paper Inc., Domtar Pacific Papers ULC, the Corporation and Computershare Trust Company of Canada, as trustee (as it may be amended from time to time, the “Voting Agreement”), voting instructions from the holders of such Exchangeable Shares in accordance with the Voting Agreement.

(ii) Except as otherwise provided herein or by applicable law, the holder of the share of Special Voting Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation and any directors so elected shall be classified as provided in Article IV.

(d)    Liquidation Rights.

(i) In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder of the share of Special Voting Stock shall be entitled to receive out of the assets of the Corporation available for distribution to the stockholders, an amount equal to $0.01 before any distribution is made on the Common Stock of the Corporation or any other stock ranking junior to the Special Voting Stock as to distribution of assets upon voluntary or involuntary liquidation. After payment of the full amount of the liquidation preference of the share of Special Voting Stock, the holder of the share of Special Voting Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(ii) For the purposes of this Section 2.03(d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a voluntary or involuntary liquidation.

(e)    No Redemption; No Sinking Fund.

(i) The share of Special Voting Stock shall not be subject to redemption by the Corporation or at the option of its holder, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation or its affiliates) shall be outstanding, the share of Special Voting Stock shall automatically be redeemed and canceled with an amount of $0.01 due and payable upon such redemption.

(ii) The share of Special Voting Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

(f)    Approvals.    During the term of the Voting Agreement, the Corporation shall obtain the consent of the holders of the Exchangeable Shares in order to issue any shares of Special Voting Stock in addition to the share of Special Voting Stock and shall obtain approval of the holder of the share of Special Voting Stock in order to amend any other term of the Special Voting Stock.

SECTION 2.04.    Common Stock.    (a)    General.    The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(b)    Voting Rights.    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate filed pursuant to the DGCL (“Certificate of Designation”) relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided by law, by this Restated Certificate of Incorporation (including any Certificate of Designation) or by the resolution or resolutions adopted by the Board of Directors designating any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of the members of the Board of Directors (each, a “Director”) and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

(c)    Dividends and Distributions.    Subject to Section 2.03(b), and subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

(d)    Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and subject to the rights of any class or series of stock having a preference over the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

SECTION 2.05.    Stock Ownership.    The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE III

STOCKHOLDER ACTION

SECTION 3.01.    Stockholder Action.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise provided by law, this Restated Certificate of Incorporation (including any Certificate of Designation), the Restated By-laws of the Corporation (the “By-laws”), applicable stock exchange rules or other rules and regulations applicable to the Corporation, in all matters other than the election of Directors, the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the “Whole Board”) or by the Chairman of the Board of Directors. No business other than that stated in the notice of meeting shall be transacted at any special meeting of stockholders.

ARTICLE IV

BOARD OF DIRECTORS

SECTION 4.01.    Election of Directors.    Unless and except to the extent that the By-laws shall so require, the election of Directors of the Corporation need not be by written ballot. Subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under this Restated Certificate of Incorporation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board of Directors, the vote required to elect Directors shall be as specified in the By-laws.

SECTION 4.02.    Number.    Except as otherwise fixed by or pursuant to the provisions of Article II hereof relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect additional Directors under specified circumstances, the number of the Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three).

SECTION 4.03.    Term.    At each annual meeting of stockholders, commencing at the 2008 annual meeting of stockholders, Directors re-elected or elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, each Director to hold office until such person’s successor shall have been duly elected and qualified. The original term of each Director serving as a “Class II” director or a “Class III” director as of the date of the 2008 annual meeting of stockholders shall remain unchanged such that the term of each Director serving as a “Class II” director shall expire at the 2009 annual meeting of stockholders and the term of each Director serving as a “Class III” director shall expire at the 2010 annual meetings of stockholders.

SECTION 4.04.    Newly Created Directorships And Vacancies.     Except as otherwise provided for or fixed by or pursuant to the provisions of Article II relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders after his or her election and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SECTION 4.05.    Removal.    Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office with or without cause by the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at a duly called annual or special meeting and entitled to vote generally in the election of Directors Voting Stock, voting together as a single class.

SECTION 4.06.    Preferred Stock.    Notwithstanding the foregoing, whenever the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up shall have the right, voting separately by series, to elect Directors under specified circumstances, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

ARTICLE V

BY-LAWS

SECTION 5.01.    Amendment, Repeal, etc.    Except as otherwise provided in a specific By-law, the By-laws may be adopted, altered, amended or repealed and new By-laws may be adopted (a) by the affirmative vote of a majority of the Whole Board, or (b) at any annual or special meeting of stockholders, by the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors (the “Voting Stock”) then outstanding, voting together as a single class.

ARTICLE VI

CERTIFICATE OF INCORPORATION

SECTION 6.01.    Amendment, Repeal, etc.    The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and except as set forth in Article VII, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VI. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Articles III, or V or this sentence.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

SECTION 7.01.    Limited Liability of Directors.    A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL. Neither the amendment nor repeal of this Section 7.01 shall eliminate or reduce the effect of this Section 7.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 7.01, would accrue or arise, prior to such amendment or repeal.

SECTION 7.02.    Indemnification and Insurance.    (a)    Right To Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors. The Corporation may pay the expenses incurred in defending any such Proceeding in advance of its final disposition; any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, to the extent the DGCL requires, the payment of such expenses incurred by a Director or officer in such person’s capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section 7.02 or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

(b)    Right of Claimant to Bring Suit.    If a claim under paragraph (a) of this Section 7.02 is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)    Non-Exclusivity of Rights.    The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 7.02 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation (including any Certificate of Designation), By-law, agreement, vote of stockholders or disinterested Directors or otherwise. No repeal or modification of this Article VII shall in any way diminish or adversely affect the rights of any Director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(d)    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(e)    Severability.    If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each such portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.